Exhibit 99.3

Dear Customers,

I am delighted to share that Oracle has just announced an agreement to acquire Opower. Upon the close of this transaction, we will become part of Oracle Utilities Global Industry Business Unit.

This transaction accelerates our mission to build a clean energy future. Oracle Utilities offers a complete suite of operational applications and cloud services for global electric, gas and water utilities that automate core operational processes and enable compliance. Oracle Utilities will be enhanced with Opower’s customer engagement and energy efficiency platform. Our combination is expected to provide the industry with the most complete, modern and integrated cloud platform for the entire utility value chain, from meter to grid to end-customers.

We believe the fit between our front-end customer engagement tools and Oracle’s back-end operational systems is a natural one. We are excited to join Oracle Utilities and to bring even more value to you as part of the Oracle Utilities Industry Cloud Platform.

As we create synergies with Oracle, we are 100% committed to keeping Opower innovative and nimble, with our own locations, leadership, go-to-market and delivery teams.

It is my top priority to ensure a seamless experience for all of our partners and clients. In the coming months, there is significant potential to enhance our value to you, and I’m looking forward to developing new products and services enabled by this exciting combination.

You may have a number of questions regarding this announcement, and your Opower point of contact will be reaching out to you soon. In the meantime, more information can be found at www.opower.com/oracle.

Please also do not hesitate to reach out to me if you have any specific questions.

Thank you for your support,

Dan Yates

CEO & Co-Founder

Opower

Important Information

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Opower. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Opower, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Opower will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OPOWER’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the Solicitation/Recommendation Statement will be made available to Opower’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Opower by contacting Opower at investor@opower.com or by phone at (703) 778-4544. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

OPOWER’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Opower’s beliefs and expectations and statements about the tender offer and Oracle’s proposed acquisition of Opower, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Oracle and Opower are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Oracle’s or Opower’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Opower, see the discussion of risks and uncertainties in Opower’s annual report on Form 10-K for the fiscal year ended December 31, 2015, other reports Opower files under the SEC, as well as the tender offer documents to be filed by Oracle, OC Acquisition LLC and Opower. The forward-looking statements contained in this report are made as of the date hereof, and Opower undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.